Exhibit 99.1

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

Combined Financial Statements

For the year ended

September 30, 2016

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

Report of Independent Auditors

To Management of WestRock Company

Report on the Financial Statements

We have audited the accompanying combined financial statements of the Home Health and Beauty Business of WestRock Company, which comprise the combined balance sheet as of September 30, 2016, and the related combined statement of income and comprehensive income, statement of changes in net parent investment, and cash flows for the year ended September 30, 2016, and the related notes to combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Home Health and Beauty Business of WestRock Company at September 30, 2016 and the combined result of its operations and its cash flows for the year ended September 30, 2016, is in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

December 9, 2016

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

COMBINED STATEMENT OF INCOME

(Dollars in millions)

Year Ended September 30,
2016
Net sales	$566.0
Cost of goods sold	423.0

Gross profit	143.0
Selling, general and administrative, excluding intangible amortization	79.7
Selling, general and administrative intangible amortization	15.0
Restructuring and other costs, net	0.6

Operating profit	47.7
Interest expense	(0.2)
Interest income and other income (expense), net	0.4

Income before income taxes	47.9
Income tax expense	(15.1)

Net income	$32.8

The accompanying notes are an integral part of these combined financial statements.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

COMBINED STATEMENT OF COMPREHENSIVE INCOME

(Dollars in millions)

Year Ended September 30,
2016
Net Income	$32.8
Other comprehensive loss, net of tax:
Foreign currency translation loss	(2.8)
Defined benefit pension plans:
Net actuarial loss arising during period, net of tax of $1.4 million in 2016	(2.8)

Other comprehensive loss	(5.6)

Comprehensive income	$27.2

The accompanying notes are an integral part of these combined financial statements.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

COMBINED BALANCE SHEET

(Dollars in millions)

As of September 30,
2016
ASSETS
Current assets:
Accounts receivable (net of allowances of $2.1)	$100.8
Inventories	70.2
Other current assets	12.8

Total current assets	183.8
Property, plant and equipment, net	235.5
Goodwill	328.4
Intangibles, net	224.1
Other assets	13.0

Total assets	$984.8

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Accounts payable	$43.7
Accrued compensation and benefits	19.5
Other current liabilities	15.3

Total current liabilities	78.5
Pension liabilities and postemployment benefit, net of current portion	26.6
Deferred income taxes	77.0
Other long-term liabilities	2.8
Commitments and contingencies (Note 13)
Net parent investment:
Net parent investment	812.2
Accumulated other comprehensive loss	(12.3)

Total net parent investment	799.9

Total liabilities and net parent investment	$984.8

The accompanying notes are an integral part of these combined financial statements.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

COMBINED STATEMENT OF CHANGES IN NET PARENT INVESTMENT

(Dollars in millions)

	Net Parent Investment	Accumulated other comprehensive loss	Total
Balance at September 30, 2015	$813.7	$(6.7)	$807.0
Net income	32.8	—	32.8
Other comprehensive loss, net of tax	—	(5.6)	(5.6)
Transactions with Parent, net	(34.3)	—	(34.3)

Balance at September 30, 2016	$812.2	$(12.3)	$799.9

The accompanying notes are an integral part of these combined financial statements.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

COMBINED STATEMENT OF CASH FLOWS

(Dollars in millions)

Year Ended September 30,
2016
Cash Flows from Operating Activities:
Net Income	$32.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51.5
Deferred income taxes	(5.6)
Share-based compensation	1.9
Changes in operating assets and liabilities net of the business combination:
Accounts receivable	(8.5)
Inventories	(0.1)
Other assets	(6.4)
Accounts payable	(6.3)
Accrued expenses and other current liabilities	(0.3)
Pension liabilities	0.4
Other liabilities	0.4

Net cash provided by operating activities	59.8

Cash Flows from Investing Activities:
Capital expenditures	(23.7)
Proceeds from dispositions of assets	0.1

Net cash used in investing activities	(23.6)

Cash Flows from Financing Activities:
Transactions with Parent, net	(36.2)

Net cash used in financing activities	(36.2)
Increase (decrease) in cash and cash equivalents	—

Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	—

$—

The accompanying notes are an integral part of these combined financial statements.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Unless the context otherwise requires, “we”, “us”, “our”, “HH&B” and “the Company” refer to the Home, Health & Beauty business of WestRock Company, its wholly-owned subsidiaries and its partially-owned combined subsidiaries.

On July 1, 2015, Rock-Tenn Company (“RockTenn”) and MeadWestvaco Corporation (“MWV”) completed a strategic combination of their respective businesses (the Combination). RockTenn and MWV became wholly owned subsidiaries of WestRock. For purposes of the combined financial statements, the term “WestRock” or “Parent” herein refers to the legacy operations of MWV, and its subsidiaries, prior to the Combination and the combined operations of RockTenn and MWV subsequent to the Combination. References to the Company’s historical business and operations since the Combination refer to the business and operations of the Home, Health & Beauty business of WestRock, and prior to the Combination only to the dispensing systems business of the legacy MWV Home, Health & Beauty business which at that time comprised two reporting units, (“Dispensing Systems and Other Folding Carton”).

Our business produces dispensing systems, such as pumps for fragrances, lotions, creams and soaps, flip-top and applicator closures for bath and body products and lotions, and plastic packaging for hair and skin care products. For the global home and garden market, we produce trigger sprayers for surface cleaners and fabric care, aerosol actuators for air fresheners, hose-end sprayers for lawn and garden maintenance and spouted and applicator closures for a variety of other home and garden products. For the global healthcare market, we produce sprayers used for nasal and throat applications. We operate in North America (United States, Mexico and Canada), South America (Argentina and Brazil), Europe (Germany, Italy, Spain and the Netherlands), and Asia (China).

The Company operates their manufacturing from eleven owned, four leased and three contract facilities across ten countries. They are the critical partner to global customers, serving large high growth end-markets. The Dispensing Systems business operates as one segment. The top ten customers account for 44% of revenue and no single customer accounts for more than 10%.

These combined financial statements include all majority-owned or controlled entities of WestRock related to the HH&B business.

Basis of Presentation

The combined financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Actual costs that may have been incurred if the Company had been a stand-alone business would depend on a number of factors, including organizational structure and what functions were outsourced or performed by employees, as well as strategic decisions made in areas such as, but not limited to, information technology and infrastructure. Consequently, the Company’s future earnings could include items of income and expense that could be materially different from what is included in the Combined Statement of Income. Accordingly, the combined financial statements for the period presented are not necessarily indicative of the company’s future results of operations, financial position and cash flow.

The Combination was accounted for under the acquisition method of accounting with RockTenn being the accounting acquirer. WestRock’s post-combination basis in HH&B was pushed-down to establish a new accounting basis for the Company.

In connection with the Combination, we adopted the WestRock successor organization accounting policies effective July 1, 2015 in the preparation of these combined financial statements. The successor organization accounting policies are materially consistent, with the exception of certain costs previously classified in cost of goods sold, now classified in selling, general and administrative.

Use of Estimates

Preparing combined financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and the differences could be material.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

The most significant accounting estimates inherent in the preparation of our combined financial statements include estimates to evaluate the recoverability of goodwill, intangibles and property, plant and equipment, to determine the useful lives of assets that are amortized or depreciated, and to measure income taxes, self-insured obligations, restructuring activities and allocate the purchase price of an acquired business to the fair value of acquired assets and liabilities. In addition, significant estimates form the basis for our reserves with respect to collectability of accounts receivable, inventory valuations, pension benefits, deferred tax asset valuation allowances and certain benefits provided to current employees. Various assumptions and other factors underlie the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, product mix, and in some cases, and actuarial techniques. We regularly evaluate these significant factors and make adjustments where facts and circumstances dictate.

Revenue Recognition

We recognize revenue when there is persuasive evidence that an arrangement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed or determinable and collectability is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is dependent on the location of title transfer which is normally either on the exit from our plants (i.e., shipping point) or on arrival at customers’ plants (i.e., destination point). We do not recognize revenue from transactions where we bill customers, but retain custody and title to these products until the date custody and title transfer. We do not have any significant multiple deliverable revenue arrangements.

We net, against our gross sales, provisions for discounts, returns, allowances, customer rebates and other adjustments. We account for such provisions during the same period in which we record the related revenues. We include in net sales any amounts related to shipping and handling that are billed to a customer.

Shipping and Handling Costs

We classify shipping and handling costs as a component of cost of goods sold.

Cash and Cash Equivalents

The Parent’s cash management and financing activities are centralized. Accordingly, no cash, cash equivalents or marketable securities have been allocated to the combined financial statements.

Accounts Receivable and Allowances

We perform periodic evaluations of our customers’ financial condition and generally do not require collateral. The weighted average of our receivables collection is within 30 to 60 days. We serve a diverse customer base primarily in North America, South America, Europe and Asia, and therefore have limited exposure from credit loss to any particular customer or industry segment.

We state accounts receivable at the amount owed by the customer, net of an allowance for estimated uncollectible accounts, returns and allowances, cash discounts and other adjustments. We do not discount accounts receivable because we generally collect accounts receivable over a relatively short time. We account for sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a customer and us on a net basis which excludes the taxes from our net sales. We estimate our allowance for doubtful accounts based on our historical experience, current economic conditions and the credit worthiness of our customers. We charge off receivables when they are determined to be no longer collectible. In fiscal 2016, we recorded bad debt expense of $0.5 million.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

The following table represents a summary of the changes in the reserve for allowance for doubtful accounts, returns and allowances and cash discounts:

2016
Balance at beginning of fiscal year	$2.0
Reduction in sales and charges to costs and expenses	0.5
Deductions	(0.4)

Balance at end of fiscal year	$2.1

Inventories

Inventories consist of primarily of raw materials, work in process components and finished goods and are valued at the lower of cost or market. We determine the cost on a first-in, first-out method.

Product Warranties

We warranty our manufactured goods for 60 days to conform to the specifications provided by us, subject to certain restrictions. Periodically we may experience product warranty liabilities in the normal course of business. We record a liability when we become aware of a product warranty issue and when the obligation is deemed probable and reasonably estimable. As of September 30, 2016 we had short-term product warranty liabilities recorded of $1.8 million.

Property, Plant and Equipment

We state property, plant and equipment at cost. Cost includes major expenditures for improvements and replacements that extend useful lives, increase capacity, increase revenues or reduce costs. For financial reporting purposes, we provide depreciation and amortization primarily on a straight-line method generally over the estimated useful lives of the assets as follows:

Buildings and building improvements	10 - 40 years
Machinery and equipment	3 - 25 years
Transportation equipment	4 - 8 years

Generally, our machinery and equipment have estimated useful lives between 3 and 25 years. Leasehold improvements are depreciated over the shorter of the asset life or the lease term, generally between 2 and 20 years.

Goodwill and Long-Lived Assets

We review the carrying value of our goodwill annually in the fourth quarter of each fiscal year, or more often if events or changes in circumstances indicate that the carrying amount may exceed fair value as set forth in ASC 350, “Intangibles — Goodwill and Other.” We operate as one reporting unit and test goodwill for impairment at that level. We determine recoverability by comparing the estimated fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit using a discounted cash flow model.

The goodwill impairment model is a two-step process. An amendment to ASC 350 became effective December 2011 that allows a qualitative assessment, prior to step one, to determine whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. We did not attempt a qualitative assessment and moved directly to step one. In step one, we utilize the present value of expected net cash flows to determine the estimated fair value of our reporting unit. This present value model requires management to estimate future net cash flows, the timing of these cash flows, and a discount rate (based on a weighted average cost of capital), which represents the time value of money and the inherent risk and uncertainty of the future cash flows. Factors that management must estimate when performing this step in the process include, among other items, sales volume, prices, inflation, discount rates, exchange rates, tax rates, anticipated synergies and productivity improvements resulting from acquisitions, capital expenditures and continuous improvement projects. The assumptions we use to estimate future cash flows are consistent with the assumptions that the reporting unit uses for internal planning purposes, updated to reflect current expectations. If we determine that the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired. If we

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

determine that the carrying amount of the reporting unit exceeds its estimated fair value, we would complete step two of the impairment analysis. Step two involves determining the implied fair value of the reporting unit’s goodwill and comparing it to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, we recognize an impairment loss in an amount equal to that excess. We completed the annual test of the goodwill associated with the reporting unit during the fourth quarter of fiscal 2016 and concluded the fair value was in excess of the carrying value of the reporting unit. No events have occurred since the latest annual goodwill impairment assessment that would necessitate an interim goodwill impairment assessment.

We follow provisions included in ASC 360, “Property, Plant and Equipment” in determining whether the carrying value of any of our long-lived assets, including amortizing intangibles other than goodwill, is impaired. The ASC 360 test is a three-step test for assets that are “held and used” as that term is defined by ASC 360. We determine whether indicators of impairment are present. We review long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the long-lived asset might not be recoverable. If we determine that indicators of impairment are present, we determine whether the estimated undiscounted cash flows for the potentially impaired assets are less than the carrying value. This requires management to estimate future net cash flows through operations over the remaining useful life of the asset and its ultimate disposition. The assumptions we use to estimate future cash flows are consistent with the assumptions we use for internal planning purposes, updated to reflect current expectations. If our estimated undiscounted cash flows do not exceed the carrying value, we estimate the fair value of the asset and record an impairment charge if the carrying value is greater than the fair value of the asset. We estimate fair value using discounted cash flows, observable prices for similar assets, or other valuation techniques. We record assets classified as “held for sale” at the lower of their carrying value or estimated fair value less anticipated costs to sell. No impairments were recorded in fiscal 2016.

All intangibles with finite lives are reviewed for recoverability when indicators of impairment are present using estimated future undiscounted cash flows related to those assets. No impairments were recorded in fiscal 2016.

Included in our long-lived assets are certain identifiable intangible assets. These intangible assets are amortized based on the approximate pattern in which the economic benefits are consumed or straight-line if the pattern was not reliably determinable. Estimated useful lives range from 1.5 to 19.5 years and have a weighted average life of approximately 18.1 years.

Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets associated with a particular operation are impaired. Evaluating impairment also requires us to estimate future operating results and cash flows, which also require judgment by management. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Restructuring and Other Costs

Our restructuring and other costs, net include primarily items such as reduction of our workforce, restructuring portions of our operations, acquisition costs and other actions related to broad cost reduction actions and productivity initiatives. We have restructured portions of our operations from time to time, and it is possible that we may engage in future restructuring activities. Identifying and calculating the cost to exit these operations requires certain assumptions to be made, the most significant of which are anticipated future liabilities, including leases and other contractual obligations, and the adjustment of property, plant and equipment to net realizable value. We believe our estimates are reasonable, considering our knowledge of the industries we operate in, previous experience in exiting activities and valuations we may obtain from independent third parties. Although our estimates have been reasonably accurate in the past, significant judgment is required, and these estimates and assumptions may change as additional information becomes available and facts or circumstances change.

Fair Value of Financial Instruments and Nonfinancial Assets and Liabilities

We estimate fair values in accordance with ASC 820 “Fair Value Measurement.” We define fair value as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Financial instruments not recognized at fair value on a recurring or nonrecurring basis include accounts receivables, certain other current assets, accounts payable, and certain other current liabilities. The carrying amounts of these financial instruments approximate their fair values due to their short maturities. We disclose the fair value of our pension and postretirement assets and liabilities in

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

“Note 10. Pension Plans and Other Post-Employment Benefits” of the Notes to Combined Financial Statements. We have, or from time to time may have, financial instruments recognized at fair value including supplemental plans that are nonqualified deferred compensation plans pursuant to which assets are invested primarily in mutual funds, or other similar class of assets or liabilities, the fair value of which are not significant.

We measure certain nonfinancial assets and nonfinancial liabilities at fair value on a nonrecurring basis. These assets and liabilities include assets acquired and liabilities assumed in a merger or an acquisition or in a nonmonetary exchange, and property, plant and equipment and goodwill and other intangible assets that are written down to fair value when they are held for sale or determined to be impaired. Given the nature of nonfinancial assets and liabilities, evaluating their fair value from the perspective of a market participant is inherently complex. Assumptions and estimates about future values can be affected by a variety of internal and external factors. Changes in these factors may require us to revise our estimates and could result in future impairment charges for goodwill and acquired intangible assets, or retroactively adjust provisional amounts that we have recorded for the fair values of assets and liabilities in connection with business combinations. These adjustments could have a material impact on our financial condition and results of operations.

Health Insurance

We are self-insured for the majority of our domestic group health insurance costs. However, we seek to limit our health insurance costs by entering into certain stop loss insurance coverage. We calculate our group health insurance reserve on an undiscounted basis based on estimated reserve rates. We utilize claims lag data provided by our claims administrators to compute the required estimated reserve rate. We calculate our average monthly claims paid using the actual monthly payments during the trailing 12-month period. At that time, we also calculate our required reserve using the reserve rates discussed above. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our group health insurance costs.

Workers’ Compensation

We purchase large risk deductible workers’ compensation policies for the majority of our workers’ compensation liabilities that are subject to various deductibles to limit our exposure. We calculate our workers’ compensation reserves on an undiscounted basis based on estimated actuarially calculated development factors. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our workers’ compensation costs.

Income Taxes

As its results and related tax obligations, if any, are included in the tax returns of WestRock, the Company is not an income taxpayer in the United States. The income tax provision included in these combined financial statements related to U.S. income was calculated on a separate return basis, as if the Company was a separate taxpayer and the resulting current tax receivable or liability, including any liabilities related to uncertain tax positions, was settled with WestRock through equity.

In tax jurisdictions located in China, Argentina, Canada, Spain, Italy, Brazil, and Mexico, the operations of the Company are conducted by discrete legal entities, each of which file separate tax returns. All resulting current income tax assets and liabilities are reflected in the combined balance sheet of the Company.

In tax jurisdictions located in Germany and the Netherlands, the operations are included in a consolidated tax return in their respective countries. The income tax provision included in these combined financial statements related to Germany and the Netherlands was calculated on a separate return basis, as if the Company was a separate taxpayer and the resulting current tax receivable or liability, including any liabilities related to uncertain tax positions, was settled with WestRock through equity.

Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities for each segment. Deferred tax assets and liabilities reflect the enacted tax rates in effect for the years the differences are expected to reverse. The Company evaluates the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that it will realize its deferred tax assets in the future. See “Note 9. Income Taxes.”

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

Pension and Other Postretirement Benefits

Certain HH&B employees participate in the U.S. defined benefit pension and other post-employment benefit plans which are sponsored by the Parent and the related assets and liabilities are retained by the Parent. Accordingly, the assets and liabilities related to these plans are not recorded in the Combined Financial Statements of the HH&B business. These combined financial statements present only the service cost as the net periodic benefit cost for these multiemployer plans. See “Note 10. Pension Plans and Other Post-Employment Benefits” for additional information.

For plans that benefit only the employees of the HH&B business, the related assets and liabilities of the plans are not aggregated with those related to other WestRock businesses and are recorded in the combined financial statements of the HH&B business. For these plans, HH&B recognizes net actuarial gains and losses and the changes in fair value of plan assets in other comprehensive income at the time of plan remeasurement, annually during the fourth quarter of each year, or at the time of an interim remeasurement event. The determination of our obligation and expense for pension and other postretirement benefits is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. We describe these assumptions in “Note 10. Pension Plans and Other Post-Employment Benefits,” which include, among others, the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation levels.

Share-Based Compensation

Certain HH&B employees participate in WestRock share-based compensation plan. We recognize expense for share-based compensation plans based on the estimated fair value of the related awards in accordance with ASC 718, “Compensation — Stock Compensation ”. Pursuant to our incentive share plans, we can grant option and restricted share awards to employees. The grants generally vest over a period of up to three years depending on the nature of the award. Our restricted share grants to certain employees generally contain performance or market conditions that must be met in conjunction with a service requirement for the shares to vest. We charge compensation under the plan to earnings over each awards restriction period. See “Note 11. Share-Based Compensation” for additional information.

Foreign Currency

We translate the assets and liabilities of our foreign operations from their functional currency into U.S. dollars at the rate of exchange in effect as of the balance sheet date. We reflect the resulting translation adjustments in equity. We translate the revenues and expenses of our foreign operations at a daily average rate prevailing for each month during the fiscal year. We include gains or losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, in the combined statement of income. We recorded a gain on foreign currency transactions of $0.5 million in fiscal 2016.

Net Parent Investment

The Company’s net parent investment on the Combined Balance Sheet, which includes retained earnings, represents WestRock’s interest in the recorded net assets of the Company and is presented as “Net parent investment” in lieu of stockholders’ equity. All significant transactions between the Company and WestRock have been included in the accompanying combined financial statements. Transactions with WestRock are reflected in the accompanying Combined Statement of Changes in Net Parent Investment as “Transactions with Parent, net” and in the accompanying Combined Balance Sheet within “Net parent investment.” The transactions with WestRock have been considered cash receipts and payments for the purposes of the Combined Statement of Cash Flow and are reflected in financing activities in the accompanying Combined Statement of Cash Flow.

The net parent investment is affected by the Company’s operating results, expense allocations from WestRock and cash transfers between the Company and WestRock, including settlement of intercompany transactions and amounts paid or received related to interest and domestic income taxes, as WestRock manages all treasury and tax activities of the Company. Central treasury activities include the investment of surplus cash and foreign currency risk management. All WestRock funding to the Company since inception has been accounted for as capital contributions from WestRock and all cash remittances from the Company to WestRock have been accounted for as distributions to WestRock.

No WestRock corporate-level debt or related interest expense has been allocated to the Company’s Combined Balance Sheet or Statement of Income.

Earnings per share data has not been presented in the accompanying combined financial statements because the Company does not operate as a separate legal entity with its own share capital structure.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

New Accounting Standards

Recently Adopted Standard

In April 2015, the FASB issued ASU 2015-05 “Customers Accounting for Fees Paid in a Cloud Computing Arrangement”, which amends ASC 350 “Intangibles-Goodwill and Other Internal-Use Software”. The ASU requires entities to record a software license intangible asset if a hosting arrangement for internal-use software allows the entity to take possession of the software, and it is feasible that the entity can run the software on its own hardware, or contract a vendor to host the software. These provisions are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. We adopted these provisions on October 1, 2016, and the adoption of these provisions did not have a material effect on our combined financial statements.

In April 2015, the FASB issued ASU 2015-04 “Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets”. The ASU amends ASC 715 “Retirement Plans” and allows entities to use a practical expedient to measure defined benefit plan assets and obligations using a month-end that is closest to the entity’s fiscal year end, as well as the option to use the closest date to a significant event when plan assets and obligations are remeasured. These provisions are effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. Early application is permitted. We adopted these provisions on October 1, 2016, and the adoption of these provisions did not have a material effect on our combined financial statements.

In November 2015, the FASB issued ASU 2015-17 “Balance Sheet Classification of Deferred Taxes”, which amends certain provisions of ASC 740 “Income Taxes”. The ASU requires that all deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. In addition, companies will no longer allocate valuation allowances between current and noncurrent deferred tax assets because those allowances also will be classified as noncurrent. The ASU is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2016. Early adoption was permitted for all companies in any interim or annual period. The guidance may be adopted on either a prospective or retrospective basis. We adopted these provisions in fiscal year 2016 retrospectively and adjusted prior periods.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

New Accounting Standards - Recently Issued

Recently Issued Standards

In August 2016, the FASB issued ASU 2016-15 “Classification of Certain Cash Receipts and Cash Payments”, which amends the guidance in ASC 230, “Statement of Cash Flows”. The ASU clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows for following transactions: debt prepayment or extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance, distributions received from equity method investees and beneficial interest in securitization transactions. The ASU also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance requires retrospective adoption and is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted and an entity that elects early adoption must adopt all of the amendments in the period. We expect to adopt these provisions on October 1, 2018. We do not expect that the adoption of these provisions will have a material effect on our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments - Credit losses: Measurement of Credit Losses on Financial Instruments”, which amends certain provisions of ASU 326, “Financial Instruments-Credit Loss”. The ASU changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held to maturity debt securities, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. For available for sale debt securities with unrealized losses, entities will be required to measure credit losses in a manner similar to what they do today, except that losses will be recognized as allowances rather than reductions in the amortized cost of the securities. Additionally, entities will have to disclose significantly more information, including information used to track credit quality by year or origination for most financing receivables. The ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those annual periods, and will be applied as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period for which the guidance is effective. We are evaluating the impact of these provisions.

In May 2016, the FASB issued ASU 2016-12 “Revenue from Contracts with Customer, Narrow-Scope Improvements and Practical Expedients”, which amends its new revenue recognition guidance on transitioning to the new revenue recognition standard, collectability, non-cash consideration and the presentation of sales and other similar taxes. The ASU clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. The ASU also clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. The ASU is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual periods, and can be applied using a full retrospective or modified retrospective approach. We expect to adopt these provisions on October 1, 2018, including interim periods subsequent to the date of adoption. We do not expect that the adoption of these provisions will have a material effect on our combined financial statements.

In March 2016, the FASB issued ASU 2016-08 “Revenue from Contracts with Customer, Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” to clarify the principal versus agent guidance in its new revenue recognition standard. The amendments clarify how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions. These provisions also clarify the indicators to determine when an entity is acting as a principal or an agent. The ASU is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual periods, and can be applied using a full retrospective or modified retrospective approach. We expect to adopt these provisions on October 1, 2018. We do not expect that the adoption of these provisions will have a material effect on our combined financial statements.

In February 2016, the FASB issued ASU 2016-02 “Leases”, which is codified in ASC 842 “Leases” and supersedes current lease guidance in ASC 840. These provisions require lessees to put a right-of-use asset and lease liability on their balance sheet for operating and financing leases that have a term of more than one year. Expense will be recognized in the income statement similar to current accounting guidance. For lessors, the ASU modifies the classification criteria and the accounting for sales-type and direct

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

financing leases. Entities will need to disclose qualitative and quantitative information about their leases, including characteristics and amounts recognized in the financial statements. These provisions are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We expect to adopt these provisions on October 1, 2019, including interim periods subsequent to the date of adoption. Entities are required to use a modified retrospective approach upon adoption to recognize and measure leases at the beginning of the earliest comparative period presented in the financial statements. We are evaluating the impact of these provisions.

In July 2015, the FASB issued ASU 2015-11 “Simplifying the Measurement of Inventory”, which amends certain provisions of ASC 330 “Inventory”. The ASU requires inventory to be measured at the lower of cost and net realizable value. These provisions do not apply to inventory that is measured using LIFO or the retail inventory method. These provisions apply to all other inventory, which includes inventory that is measured using FIFO or average cost. These provisions are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, applied prospectively. Early adoption is permitted as of the beginning of an interim or annual reporting period. We expect to adopt these provisions on October 1, 2017, prospectively. We do not expect that the adoption of these provisions will have a material effect on our combined financial statements.

In May 2014, the FASB issued ASU 2014-09 which is codified in ASC 606 “Revenue from Contracts with Customers” and supersedes both the revenue recognition requirement to ASC 605 “Revenue Recognition” and most industry-specific guidance. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the five steps set forth in ASC 606. An entity must also disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date,” which deferred the effective date of ASU 2014-09 by one year. Therefore, these provisions are effective for annual reporting periods beginning after December 15, 2018 (October 1, 2019 for us), and can be applied using a full retrospective or modified retrospective approach. We are evaluating the impact of these provisions.

Note 2. Accumulated Other Comprehensive Loss and Other Comprehensive (Loss) Income

The following table summarizes the changes by component:

	Defined Benefit Pension and Postretirement Plans	Foreign Currency Translation	Total
Balance at September 30, 2015	$0.1	$(6.8)	$(6.7)
Other comprehensive loss before reclassifications	(2.8)	(2.8)	(5.6)

Net current period other comprehensive loss	(2.8)	(2.8)	(5.6)

Balance at September 30, 2016	$(2.7)	$(9.6)	$(12.3)

Note 3. Inventories

Inventories are as follows:

September 30,
2016
Finished goods and work in process	$46.0
Raw materials	23.3
Supplies	0.9

Inventories, net	$70.2

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

Note 4. Property, Plant and Equipment

Property, plant and equipment consists of the following:

September 30,
2016
Property, plant and equipment at cost:
Land and buildings	$75.1
Machinery and equipment	194.5
Transportation equipment	0.9
Leasehold improvements	10.7

281.2
Less accumulated depreciation and amortization	(45.7)

Property, plant and equipment, net	$235.5

Depreciation expense for fiscal 2016 was $36.5 million.

Note 5. Restructuring and Other Costs, Net

In 2014 and 2015, the Company initiated a margin improvement program and certain restructuring actions. Key elements of these programs included implementing a leaner organization design, aligning the selling, general and administrative infrastructure to the revenue base, reassessing participation within certain business lines and markets and prioritizing capital on the highest return projects.

Restructuring charges are presented below.

	Employee-related costs	Asset write-downs and other costs	Total
Fiscal 2016	$0.6	$—	$0.6

The expected future restructuring costs are not expected to be material.

The activity in the accrued restructuring balances was as follows for the year ended September 30, 2016:

2016
Beginning Balance	$—
Current charges	0.6
Payments	(0.2)

Ending Balance	$0.4

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

Note 6. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill are as follows:

Goodwill
Balance at September 30, 2015	$330.1
Currency translation	(1.7)

Balance at September 30, 2016	$328.4

Goodwill includes $23.5 million which we expect to be deductible for income tax purposes. There have been no accumulated impairment losses.

The gross carrying amount and accumulated amortization relating to intangible assets, excluding goodwill, is as follows:

		2016
	Weighted Avg. Life (in years)	Gross Carrying Amount	Accumulated Amortization
Customer relationships	19.5	$210.0	$(13.3)
Technology and patents	9.5	26.4	(3.7)
Trademarks and trade names	4.5	6.2	(1.6)
Favorable contracts	1.5	0.7	(0.6)

Total	18.1	$243.3	$(19.2)

During fiscal 2016, intangible amortization expense was $15.0 million. The intangible amortization expense is primarily recorded as selling, general and administrative intangible amortization. Estimated intangible asset amortization expense for the succeeding five fiscal years is as follows:

Fiscal 2017	$14.9
Fiscal 2018	14.8
Fiscal 2019	14.8
Fiscal 2020	13.8
Fiscal 2021	13.5

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

Note 7. Other Current Liabilities

Other current liabilities consist of the following:

September 30,
2016
Deferred revenue	$4.3
Other accrued liabilities	11.0

$15.3

Note 8. Operating Leases

We lease certain manufacturing and warehousing facilities and equipment, primarily transportation equipment, under various operating leases. Some leases contain escalation clauses and provisions for lease renewal. As of September 30, 2016, future minimum lease payments under all noncancelable operating leases for the succeeding five fiscal years and thereafter are as follows:

Fiscal 2017	$2.5
Fiscal 2018	2.4
Fiscal 2019	2.2
Fiscal 2020	2.1
Fiscal 2021	2.1
Thereafter	1.7

Total future minimum lease payments	$13.0

Rental expense for the year ended September 30, 2016 was approximately $3.4 million, including lease payments under cancelable leases and maintenance charges on transportation equipment.

Note 9. Income Taxes

Income before income taxes are comprised of the following:

Year Ended September 30,
2016
U.S.	$22.4
Foreign	25.5

Income before income taxes	$47.9

The expense (benefit) for income taxes consist of the following components:

Year Ended September 30,
2016
Current income taxes:
U.S. federal	$7.1
State and local	1.2
Foreign	12.4

Total current	20.7
Deferred income taxes:
U.S. federal	(0.2)
State and local	(0.2)
Foreign	(5.2)

Total deferred	(5.6)

Income tax expense	$15.1

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

The following table summarizes the major differences between taxes computed at the U.S. federal statutory rate and the actual income tax provision attributable to continuing operations:

Year Ended September 30,
2016
Income tax provision computed at the U.S. federal statutory rate of 35 percent	$16.8
State and local income taxes, net of federal benefit	0.7
Statutory rate changes	0.3
Foreign income tax rate differential	(3.8)
Transfer pricing adjustments	1.4
Changes in valuation allowance	(0.2)
Effect of attribute expiration	0.5
Domestic production activities deduction	(0.6)

Income tax expense	$15.1

Effective tax rate	31.5%

The statutory rate difference in foreign locations is primarily related to the principal operating company structure in Switzerland, which has a 5.24% tax rate. The Company is in the process of restructuring its operations in Europe, which will reduce this benefit in future periods.

The deferred tax assets and liabilities are as follows:

September 30,
2016
Deferred tax assets:
Accounts receivable	$0.2
Employee benefits	7.5
Inventory	4.6
Net operating losses	6.5
Other	2.1

Deferred tax assets	20.9
Valuation allowance	(4.0)

Total net deferred tax assets	16.9

Deferred tax liabilities
Fixed assets	14.4
Intangible assets	73.4
Other	0.2

Total deferred tax liabilities	88.0

Net deferred tax liability	$71.1

Included in the combined balance sheet:
Non-current net deferred tax asset	$5.9
Non-current net deferred tax liability	77.0

Net deferred tax liability	$71.1

At September 30, 2016, gross net operating losses, for foreign reporting purposes of approximately $22.6 million were available for carry forward. These loss carry forwards generally expire between fiscal 2017 and 2025, while a portion have an indefinite carry forward. The tax effected value of these net operating losses is $6.5 million at September 30, 2016.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

The Company’s valuation allowance against deferred tax assets relates to certain foreign jurisdictions, primarily Brazil and the Netherlands, and include net operating losses. The valuation allowance increased by $0.7 million in 2016 due to the contribution of assets to the Company from the Parent.

At September 30, 2016, no deferred income taxes have been provided for the Company’s share of undistributed net earnings of foreign operations due to management’s intent to reinvest such amounts indefinitely. The determination of the amount of such unrecognized tax liability is not practicable because of the complexities with its hypothetical calculation. Those cumulative earnings, including foreign currency translation adjustments, totaled $273 million at September 30, 2016.

The Company has operations in multiple areas of the world and is subject, at times, to tax audits in these jurisdictions. These tax audits by their nature are complex and can require several years to resolve. The final resolution of any such tax audits could result in either a reduction in the Company’s accruals or an increase in its income tax provision, both of which could have an impact on the results of operations in any given period. With a few exceptions, WestRock is no longer subject to U.S. federal, state and local or foreign income tax examinations by tax authorities that would relate to the Company for years prior to 2010.

The Company applies the provisions of ASC 740 as it relates to uncertain tax positions. This interpretation prescribes a comprehensive model for how a Company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. ASC 740 states that a tax benefit from an uncertain tax position may be recognized only if it is “more likely than not” that the position is sustainable, based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority having full knowledge of all relevant information. The Company has no liability for unrecognized tax benefits, including penalties and interest at September 30, 2016. The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense.

Note 10. Pension Plans and Other Post-Employment Benefits

U.S. Plans

Certain U.S. HH&B employees participate in the U.S. defined benefit pension and other post-employment benefit plans which are sponsored by the Parent and the related assets and liabilities are retained by the Parent. Accordingly, the assets and liabilities related to these plans are not recorded in the Combined Financial Statements of the HH&B business. These combined financial statements present only the service cost as the net periodic benefit cost for these plans sponsored by the Parent.

We participate in the WestRock 401(k) plans that cover our U.S. employees. The 401(k) plans permit participants to make contributions by salary reduction pursuant to Section 401(k) of the income tax code. During fiscal 2016, we recorded expense of $2.2 million, related to these plans.

Foreign Plans

Certain foreign plans benefit only the employees of the HH&B business. The vast majority of these plans are unfunded by the Parent. The related liabilities of these plans are recorded in the combined financial statements of the HH&B business. For these plans, HH&B recognizes net actuarial gains and losses in other comprehensive income at the time of plan remeasurement, annually during the fourth quarter of each year, or at the time of an interim remeasurement event. The determination of our obligation and expense for pension and other postretirement benefits for these plans is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. We describe these assumptions below which include, among others, the discount rate and rates of increase in compensation levels. As provided under ASC 715, we defer actual results that differ from our assumptions, i.e. actuarial gains and losses, and amortize the difference over future periods. Therefore, these differences generally affect our recognized expense and funding requirements in future periods. Actuarial gains and losses occur when actual experience differs from the estimates used to determine the components of net periodic pension cost and when certain assumptions used to determine the projected benefit obligation are updated, such as but not limited to, changes in the discount rate, plan amendments, and plan remeasurement.

The benefits under our foreign defined benefit pension plans are based on either compensation or a combination of years of service and negotiated benefit levels, depending upon the plan.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

The weighted average assumptions used to measure the foreign benefit plan obligation at September 30, were:

Pension Plans
2016
Discount rate	1.76%
Rate of compensation increase	2.53%

We determine the discount rate for our pension plans with the assistance of actuaries. The discount rates were determined based upon a yield curve developed by our actuary for each plan taking into consideration local country rates.

The following table shows the changes in benefit obligation and plan assets, and the plans’ funded status for the year ended September 30:

Pension Plans
2016
Change in projected benefit obligation
Benefit obligation at beginning of fiscal year	$19.4
Service cost	0.5
Interest cost	0.5
Actuarial loss	4.2
Benefit payments	(0.5)
Foreign currency rate changes	0.2

Benefit obligation at end of fiscal year	$24.3

Change in plan assets
Fair value of plan assets at beginning of fiscal year	$0.6
Employer contributions	0.5
Benefits paid	(0.5)

Fair value of plan assets at end of fiscal year	$0.6

Funded status
Amounts recognized in consolidated balance sheet:
Other current liability	$(0.7)
Accrued pension and other long-term benefits	(23.0)

Under funded status at end of fiscal year	$(23.7)

The accumulated benefit obligation for our foreign plans that exceeded the fair value of plan assets was $23.7 million at September 30, 2016.

The pre-tax amounts in accumulated other comprehensive loss at September 30 not yet recognized as components of net periodic pension cost, consist of:

Pension Plans
2016
Net actuarial loss	$4.0

Total accumulated other comprehensive loss	$4.0

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

The pre-tax amounts recognized in other comprehensive loss, are as follows at September 30:

Year Ended September 30,
2016
Net actuarial loss arising during period	$4.2

Net other comprehensive loss recognized	$4.2

The net periodic pension cost recognized in the combined Statement of Income is comprised of the following for fiscal year ended:

Pension Plans
2016
Service cost	$0.5
Interest cost	0.5

Net pension cost	$1.0

Weighted-average assumptions used in the calculation of benefit plan expense for fiscal year ended:

Pension Plans
2016
Discount rate	2.71%
Rate of compensation increase	2.53%
Expected long-term rate of return on plan assets	6.50%

The estimated losses that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in fiscal 2017 are as follows:

Pension Plans
2016
Actuarial loss	$(0.1)

Total	$(0.1)

Our projected estimated benefit payments (unaudited), which reflect expected future service, as appropriate, are as follows:

Pension Plans
Fiscal 2017	$0.6
Fiscal 2018	0.6
Fiscal 2019	0.6
Fiscal 2020	0.7
Fiscal 2021	0.7
Fiscal Years 2022 – 2026	3.8

Italy Severance Plans

Employees in our Italy locations are entitled to Trattamento di Fine Rapporto (“TFR”) (commonly referred to as an employee leaving indemnity), which represents deferred compensation for employees in the private sector. Under Italian law, an entity is obligated to accrue for TFR on an individual employee basis payable to each individual upon termination of employment (including both voluntary and involuntary dismissal). The annual accrual is approximately 7.5% of total pay, with no ceiling, and is revalued each year by applying a pre-established rate of return of 1.5% plus 3/4 of the increase in the consumer price index. The TFR benefit provided by WestRock is an unfunded benefit. The liability as of September 30, 2016 was $3.6 million and is included in pension liabilities and postemployment benefits.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

Note 11. Share-Based Compensation

WestRock has issued nonqualified stock options, stock appreciation rights and restricted stock units to certain of our employees pursuant to the MWV 2005 Performance Incentive Plan and WestRock Company 2016 Incentive Stock Plan, as amended.

Compensation costs related to these awards are allocated to HH&B based on the specific employee awards. Total share-based compensation expense allocated to HH&B by the Parent and included in results of operations for the fiscal year ended September 30, 2016 was $1.9 million.

Note 12. Allocated costs and related-party transactions

As described in the “Note 1. Description of Business and Summary of Significant Accounting Policies”, the Combined Statement of Income include allocations from the Parent as summarized below:

Year Ended September 30,
2016
Selling, general and administrative expenses, excluding intangibles amortization	$17.3

These allocations were made for specific corporate departments where there was a direct support relationship in place and are considered reasonable. However, these combined financial statements may not necessarily be indicative of the results of operations that would have been obtained if the Company had operated as a separate entity during the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone business would depend on a number of factors, including organizational structure and what functions were outsourced or performed by employees, as well as strategic decisions made in areas such as information technology and infrastructure. Management of the Company has determined it is not practicable to determine these stand-alone costs for the period presented. Consequently, the Company’s future earnings if operated as an independent business could include items of income and expense that are materially different from what is included in these Combined Statement of Income. Accordingly, the combined financial statements for the period presented is not necessarily indicative of the company’s future result of operations, financial position and cash flow.

The Company purchases certain supplies and services from other subsidiaries of the Parent that are included in cost of sales. Total purchases for the year ended September 30, 2016 were $0.8 million. As of September 30, 2016 we had net receivables from non-HH&B affiliates of $2.8 million, due primarily to HH&B paying costs on behalf of non-HH&B businesses, which are included in other assets.

Note 13. Commitments and Contingencies

Capital Additions

Estimated costs for future purchases of fixed assets that we are obligated to purchase as of September 30, 2016, total approximately $1.1 million.

Legal Matters

We are a defendant in a number of lawsuits and claims arising out of the conduct of our business. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, management believes the resolution of these other matter will not have a material adverse effect on our financial condition, results of operations or cash flows.

Note 14. Subsequent Events (Unaudited)

On January 23, 2017, WestRock announced it had entered into a definitive sale agreement with certain subsidiaries of Silgan Holdings Inc. (“Silgan”) under which Silgan will purchase the Home, Health & Beauty business for approximately $1.025 billion in cash plus the assumption of approximately $25 million in foreign pension liabilities. WestRock expects to receive net after-tax proceeds from the divestiture of approximately $1 billion. The transaction is expected to close, subject to necessary regulatory approvals, in the second or third quarter of fiscal 2017.

HOME, HEALTH & BEAUTY BUSINESS OF WESTROCK COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except where otherwise noted)

In February 2017, the Company settled an outstanding tax matter with the income tax authorities in the Netherlands. As a result of this settlement approximately $8.9 million in Netherland tax net operating losses that were previously not thought to be realizable and therefore, had a full valuation allowance against them, will be utilized in fiscal 2017. After this settlement the Company has approximately $3.4 million remaining in Netherland tax net operating loss carryforwards. This settlement is expected to result in additional charges being incurred in the U.S. in fiscal 2017 that are probable of being deductible for income tax purposes for which a benefit of approximately $3.3 million is expected to be recorded in the quarter ended March 31, 2017.

There were no other subsequent events that would require disclosure in or adjustment to the accompanying combined financial statements through March 10, 2017, the date these financial statements were issued.